Exhibit 10.15.2
FIRST AMENDMENT
TO THE
DOLLAR TREE, INC.
2021 OMNIBUS INCENTIVE PLAN

The definition of “Retirement” in Section 2.1(hh) of the Dollar Tree, Inc. 2021 Omnibus Incentive Plan (the “Plan”) is hereby amended in its entirety to read as follows, effective November 29, 2022:

(hh) “Retirement” means, unless otherwise provided in an Award Agreement, an Employee’s separation from Service or a Director’s resignation or retirement from the Board (i) on or after the date such Participant attains the age of fifty-nine and a half (59½) and (ii) following at least seven (7) years of service; provided, however, that the Retirement of an Employee shall not include a termination for Cause even if the foregoing requirements for Retirement are otherwise met.

Approved by the Board of Directors of Dollar Tree, Inc. on November 29, 2022.